                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         WESTINGHOUSE ELECTRIC CORPORATION
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

                       WESTINGHOUSE ELECTRIC CORPORATION



                                 NOTICE OF 1997

                                 ANNUAL MEETING
                              AND PROXY STATEMENT


                                 APRIL 30, 1997

DEAR FELLOW SHAREHOLDER:


     It is my pleasure to invite you to attend Westinghouse Electric Corporation's 1997 Annual Meeting of Shareholders. The meeting will be held at the Minneapolis Hilton and Towers, Minneapolis, Minnesota on Wednesday, April 30, 1997, beginning at 10:30 a.m., Central Time. The accompanying Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting.

     At the meeting, I will report on the activities of the Company. We will then take action on the items described in the proxy statement. You are urged to read the accompanying proxy statement for a discussion of the matters to be voted on at the meeting. The meeting will conclude with a question and answer period.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete, sign, date and return your proxy card as soon as possible. Your vote is important to the Board of Directors. Thank you for your time and attention to the accompanying proxy statement.

     I look forward to seeing you at the meeting.

Sincerely,


/s/ MICHAEL H. JORDAN
--------------------------
Michael H. Jordan
Chairman of the Board and
Chief Executive Officer

WESTINGHOUSE ELECTRIC CORPORATION
NOTICE OF ANNUAL MEETING


     The 1997 Annual Meeting of Shareholders of Westinghouse Electric Corporation will be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota on Wednesday, April 30, 1997, beginning at 10:30 a.m., Central Time. The purposes of the meeting are to consider and act upon:

     (1) the election of fourteen directors, each for a term of one year;

     (2) the election of independent accountants;

     (3) if properly presented, the shareholder proposal contained herein; and

     (4) such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 3, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     The vote of each shareholder is important. In order to obtain the maximum representation, we urge you to complete, sign, date and return your proxy card as promptly as possible. In this way, if you are unable to attend, your shares can nevertheless be voted at the meeting. A return envelope is enclosed for your convenience. Your proxy may be revoked by delivering written notice of revocation to the Secretary of the Company prior to the time voting is declared closed, or by attending the meeting and voting your shares in person.

     YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR PURPOSES OF CONDUCTING BUSINESS.

     IF YOU PLAN TO ATTEND THE MEETING, PLEASE KEEP THE ADMISSION TICKET THAT IS ATTACHED TO THE PROXY CARD ACCOMPANYING THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ALSO CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD. YOUR NAME WILL THEN BE PLACED ON AN ADMISSION LIST HELD AT THE ENTRANCE TO THE MEETING. SHAREHOLDERS WHO OWN SHARES THROUGH BANKS OR BROKERS AND WHO PLAN TO ATTEND MUST HAVE THEIR NAMES ADDED TO THE ADMISSION LIST BY SENDING A WRITTEN NOTIFICATION, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT), TO THE SECRETARY'S OFFICE, 11 STANWIX STREET, PITTSBURGH, PENNSYLVANIA 15222-1384, OR BY BRINGING
SUCH INFORMATION TO THE MEETING.

On Behalf of the Board of Directors,


/s/ ANGELINE C. STRAKA
-----------------------------
Angeline C. Straka
Vice President, Secretary
and Associate General Counsel
Pittsburgh, Pennsylvania
March 17, 1997

TABLE OF CONTENTS

           Election of Directors ...........................................................................4
           The Board of Directors and its Committees.......................................................12
           Director Compensation...........................................................................13
           Transactions Involving Directors and Executive Officers.........................................15
           Security Ownership..............................................................................15
           Executive Compensation .........................................................................17
           Option Grants...................................................................................19
           Option Exercises and Fiscal Year-End Values.....................................................21
           Pension Benefits................................................................................22
           Compensation and Severance Arrangements.........................................................25
           Compensation Committee Report on Executive Compensation.........................................28
           Compensation Committee Interlocks and Insider Participation.....................................32
           Shareholder Return Performance Presentation.....................................................32
           Election of Independent Accountants.............................................................34
           Shareholder Proposal: Redeem Shareholder Rights Plan............................................35
           Voting Information..............................................................................38
           Shareholder Proposal Submissions ...............................................................38
           Solicitation of Proxies ........................................................................38

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 1997


     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Westinghouse Electric Corporation ("Westinghouse" or the "Company") of proxies for the 1997 Annual Meeting of Shareholders to be held on April 30, 1997, and all adjournments thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on or about March 17, 1997. Only the holders of record of common stock at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting. On that date, 608,900,735 shares of common stock were outstanding, each of which entitles the holder to one vote on each matter to come before the meeting.

     The by-laws of the Company provide that proxies, ballots and voting tabulations that identify individual shareholders will be kept confidential except as may be necessary to meet applicable legal requirements.
Information that identifies individual shareholders is available for examination only by the judge of election and persons associated with an independent third-party tabulator.

     The principal executive offices of the Company are in the Westinghouse Building, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222-1384.

1. ELECTION OF DIRECTORS

    (Item 1 on proxy card)

     At the 1997 Annual Meeting of Shareholders, fourteen directors are to be elected to hold office until the 1998 Annual Meeting of Shareholders and until their successors have been elected and qualified. The Board presently consists of thirteen members. The Board of Directors proposes for election Frank C. Carlucci, Robert E. Cawthorn, Gary M. Clark, George H. Conrades, William H. Gray III, Michael H. Jordan, Mel Karmazin, David K. P. Li, Peter A. Lund, David T. McLaughlin, Richard R. Pivirotto, Raymond W. Smith, Paula Stern and Robert D. Walter, all of whom, except for Peter A. Lund, are now directors of the Company.

     Information about the nominees is set forth on pages 5 through 11.

     The persons named in the enclosed proxy card (Messrs. Jordan, Clark and Briskman) have advised that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the proposed nominees. They have also advised that in the event any of the fourteen nominees shall not be available for election, they will vote for the election of such substitute nominee or nominees, if any, as the Board may propose, or, in lieu thereof, the Board may reduce the number of directors in accordance with the by-laws of the Company.

NOMINEES PROPOSED BY THE BOARD OF DIRECTORS


FRANK C. CARLUCCI, 66
Chairman
The Carlyle Group (merchant banking)
Washington, D.C.

In 1989, Mr. Carlucci joined The Carlyle Group, a Washington-based merchant bank, as vice chairman and became its chairman in 1993. He served the United States government in various capacities, including Secretary of Defense from 1987 to 1989 and Assistant to the President for National Security Affairs from 1986 to 1987. Mr. Carlucci is a director of Ashland Oil, Inc., BDM International, Inc., Kaman Corporation, Neurogen
Corporation, Quaker Oats Company, Northern Telecom, Ltd., Pharmacia &
Upjohn Inc., General Dynamics Corporation, SunResorts Ltd., N.V. and Texas Biotechnology Corporation. Mr. Carlucci is also currently a director of Bell Atlantic Corporation, however, he has determined not to seek reelection to this board at its May 1997 annual meeting. Mr. Carlucci was first elected to the Westinghouse Board in 1989.


ROBERT E. CAWTHORN, 61
Chairman Emeritus
Rhone-Poulenc Rorer Inc. (pharmaceuticals)
Collegeville, Pennsylvania

Managing Director, Global Health Care Partners
DLJ Merchant Banking Partners, L.P. (merchant banking)
Bala Cynwyd, Pennsylvania

Mr. Cawthorn was chief executive officer of Rhone-Poulenc Rorer Inc. from 1985 to 1995 and chairman from 1986 to 1996. Upon his retirement as chairman in May 1996, Mr. Cawthorn was elected chairman emeritus of Rhone-Poulenc
Rorer Inc. In January 1997, Mr. Cawthorn joined DLJ Merchant Banking Partners, L.P. as managing director, Global Health Care Partners. Mr. Cawthorn is a director of Rhone-Poulenc Rorer Inc., Sun Company and the Vanguard Group of Investment Companies. Mr. Cawthorn was first elected to the Westinghouse Board in 1995.

GARY M. CLARK, 61
Vice Chairman and President
Westinghouse Electric Corporation
Pittsburgh, Pennsylvania

Mr. Clark, who joined Westinghouse in 1957, has served as president and a director of the Company since 1993. In addition, he was named the Company's vice chairman in November 1996. From January 1993 to June 1993, Mr. Clark served as interim chief executive officer. After holding various management posts with Westinghouse, he was named executive vice president of the industries group in 1988, and appointed executive vice president of industries and corporate resources in 1991. Mr. Clark is a director of The Western Pennsylvania Healthcare Systems, Inc., the Manufacturers' Alliance for Productivity and Innovation, Inc. and the National Association of Manufacturers.


GEORGE H. CONRADES, 58
Chairman and Chief Executive Officer
BBN Corporation (high technology)
Cambridge, Massachusetts

Mr. Conrades joined International Business Machines (IBM) in 1961 and held a number of management positions in the United States and Asia. At the time of his retirement from IBM in 1992, he was senior vice president, corporate marketing and services. In 1992, he became a partner in Conrades/Reilly Associates, a business consulting company. In 1994, he was named president and chief executive officer of BBN Corporation, a provider of Internet services, products and application solutions. In 1995, he was appointed chairman of the board. Mr. Conrades is a director of BBN Corporation, Cubist Pharmaceuticals, Inc. and CRA Managed Care, Inc.
Mr. Conrades was first elected to the Westinghouse Board in 1994.

WILLIAM H. GRAY III, 55
President and Chief Executive Officer
The College Fund/UNCF (higher education assistance)
Fairfax, Virginia

Mr. Gray has been president and chief executive officer of The College Fund/UNCF since 1991. From 1979 until 1991, he was a member of the United States House of Representatives and served as house majority whip. Mr. Gray is a director of The College Fund/UNCF, Warner-Lambert Company, The Prudential Insurance Company of America, Union Pacific Corporation, MBIA, Inc., Rockwell International Corporation, Electronic Data Systems Corporation and The Chase Manhattan Bank, N.A. Mr. Gray was first elected to the Westinghouse Board in 1991.


MICHAEL H. JORDAN, 60
Chairman and Chief Executive Officer
Westinghouse Electric Corporation
Pittsburgh, Pennsylvania

Mr. Jordan was elected chairman and chief executive officer of Westinghouse, and a member of the Board, in 1993. From 1974 to 1992, Mr. Jordan held various management positions with PepsiCo, Inc., a beverage, snack food and restaurant company, retiring as chairman of the PepsiCo International Foods and Beverages Division in 1992. From 1992 until June 1993, he was a partner with Clayton, Dubilier & Rice, Inc., a private investment firm. Mr. Jordan is a director of Dell Computer Corporation, The College Fund/UNCF and Aetna Life and Casualty Company. Mr. Jordan is also currently a director of CVS Corporation, however, he has determined not to seek reelection to this board at its May 1997 annual meeting. He also serves as a member of President Clinton's Export Council and, in May 1996, was elected chairman of the U.S.-Japan Business Council. He is also a member of the Board of Trustees for the Museum of Television and Radio.

MEL KARMAZIN, 53
Chairman and Chief Executive Officer
CBS Radio
New York, New York

Mr. Karmazin joined Westinghouse as chairman and chief executive officer of CBS Radio in December 1996. He was president and chief executive officer of Infinity Broadcasting Corporation, a radio broadcasting company, from 1986 until its purchase by Westinghouse in December 1996. Mr. Karmazin is a director of Westwood One and a member of the Board of Trustees for the Museum of Television and Radio. Mr. Karmazin was elected to the Westinghouse Board in 1997.


DAVID K. P. LI, 57
Deputy Chairman and Chief Executive
The Bank of East Asia, Limited (banking)
Hong Kong

Dr. Li joined The Bank of East Asia, Limited in 1969 as chief accountant.
He held a number of management positions and was appointed chief executive in 1981. In January 1995, Dr. Li was named deputy chairman and chief executive. Dr. Li is a director of The Bank of East Asia, Limited, Campbell Soup Company, Dow Jones & Company, Inc., Hong Kong Telecommunications Limited, South China Morning Post (Holdings) Limited and Sime Darby Berhad. Dr. Li was first elected to the Westinghouse Board in July 1995.

PETER A. LUND, 56
President and Chief Executive Officer
CBS Television and Cable Group
New York, New York

Mr. Lund was named president and chief executive officer of the CBS Television and Cable Group in January 1997. He was elected president and chief executive officer of CBS Inc. in November 1995 following the acquisition of CBS by Westinghouse. He had been president of the CBS/Broadcast Group in the year prior to the merger. Mr. Lund served as president of the CBS Television Network in 1994 and 1995 and was executive vice president of the CBS/Broadcast Group from 1990 to 1994. He joined CBS in 1977. Mr. Lund serves on the boards of the American Film Institute, the Center for Communications, American
Women in Television and Radio, the Motion Picture and Television Foundation and the Central Park Conservancy. He is also a member of the President's Council, Theatre Development Fund and the Board of Trustees of the University of St. Thomas in St. Paul, Minnesota.


DAVID T. MCLAUGHLIN, 64
President and Chief Executive Officer
The Aspen Institute (leadership enhancement)
Queenstown, Maryland

In 1987, Mr. McLaughlin became chairman of The Aspen Institute and, in 1988, was appointed president and chief executive officer. From 1970 to 1981, Mr. McLaughlin served in various management roles at The Toro Company, being named chairman and chief executive officer in 1977. From 1981 to 1987, he was president of Dartmouth College. Mr. McLaughlin is a director of Atlantic Richfield Company, PartnerRe Services, Ltd., Standard Fusee Corporation and Atlas Air Inc. Mr. McLaughlin was first elected to the Westinghouse Board in 1979.

RICHARD R. PIVIROTTO, 66
President
Richard R. Pivirotto Co., Inc. (management consulting)
Greenwich, Connecticut

Mr. Pivirotto is president of Richard R. Pivirotto Co., Inc., a management consulting firm. Mr. Pivirotto served as chairman of Associated Dry Goods Corporation from 1976 until his retirement in 1981. He continued to serve on the board of Associated Dry Goods until its acquisition by May Department Stores in 1986. Mr. Pivirotto is a director of General American Investors Company, Inc., The Gillette Company, New York Life Insurance Company and Immunomedics, Inc. He is also a trustee emeritus of Princeton University, a trustee of the General Theological Seminary, and a trustee and past chairman of the Greenwich Hospital Association. Mr. Pivirotto was first elected to the Westinghouse Board in 1973.


RAYMOND W. SMITH, 59
Chairman and Chief Executive Officer
Bell Atlantic Corporation (telecommunications)
Philadelphia, Pennsylvania

Mr. Smith has been the chairman and chief executive officer of Bell Atlantic Corporation since 1989. Prior to that, he was president and vice chairman. He joined the Bell System in 1959. Mr. Smith is a director of Bell
Atlantic Corporation, US Airways Group, Inc. and Corestates Financial
Corp. In 1995, he was appointed to the President's Committee on the Arts and Humanities. In 1996, he became a member of the National Education Association's CEO Forum on Education and Technology and a member of the board of trustees of Greater Washington Educational Telecommunications Association, Inc. Mr. Smith was elected to the Westinghouse Board in 1997.

PAULA STERN, 51
President
The Stern Group, Inc. (economic analysis and trade advisory services) Washington, D.C.

Since 1988, Dr. Stern has been president of The Stern Group, Inc., a Washington-based trade and international economic advisory firm. From 1972 to 1988, Dr. Stern held various positions with the United States government, including commissioner and then chairwoman of the U.S. International Trade Commission. She is a director of Harcourt General and Wal-Mart Stores,
Inc. Dr. Stern was first elected to the Westinghouse Board in 1992.


ROBERT D. WALTER, 51
Chairman and Chief Executive Officer
Cardinal Health, Inc. (wholesale pharmaceutical distributor)
Dublin, Ohio

Mr. Walter is the founder, chairman and chief executive officer of Cardinal Health, Inc. Since 1970, through internal growth and acquisitions, he has built Cardinal into one of the nation's largest wholesalers of pharmaceutical and related health care products with annual sales in 1996 of $8.9 billion. Mr. Walter is a director of Cardinal Health, Inc., Banc One Corporation and Karrington Health, Inc. Mr. Walter was first elected to the Westinghouse Board in 1994.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In 1996, there were fifteen meetings of the Board. Each director attended at least 81% of all meetings of the Board and its committees on which the director served, except Dr. Li, who attended 60% of such meetings. Consistent with Westinghouse's long-standing practice and its by-laws, a majority of the members of the Board are independent as defined under the Company's by-laws. At the present time, there are thirteen members of the Board.

     Westinghouse has four standing Board committees: the Audit Review Committee, the Committee on Environment and Health, the Compensation Committee, and the Nominating and Governance Committee. All members of these committees are independent directors.

     The Audit Review Committee assists the Board in fulfilling its responsibilities concerning the Company's accounting and financial reporting practices and the ethical conduct of the Company and its employees. This committee makes recommendations to the Board regarding the selection, retention or termination of the Company's independent accountants and reviews the professional services, proposed fees and independence of such accountants. This committee also reviews with management and the independent accountants both the controls established to protect the integrity of the quarterly reporting process and the Company's annual financial statements. Mr. Pivirotto is chair of this committee, and directors Carlucci, Cawthorn, Gray and Stern are members. This committee held three meetings in 1996.

   The Committee on Environment and Health oversees the Company's environment and health policies. This committee reviews with management the Company's policies and plans concerning activities which affect the environment, reviews health and safety issues, and reviews the Company's compliance with laws and regulations relating to the environment and health and safety issues. Dr. Stern is chair of this committee, and directors Carlucci, Cawthorn and Li are members. This committee held one meeting in 1996.

   The Compensation Committee assists the Board in establishing appropriate compensation and benefits for the Company's directors, officers and employees. This committee's general responsibilities include advising the Board on certain compensation matters, evaluating and approving the chief executive officer's and executive officer compensation, reporting to shareholders on executive compensation, and evaluating new and existing executive compensation and benefit programs. This committee also reviews and makes recommendations concerning outside director compensation, and administers annual incentives for key employees and the Company's long-term incentive plans. During 1996, this committee engaged an independent compensation consultant as an advisor. Mr. Conrades is chair of this committee, and directors Li, McLaughlin, Pivirotto and Walter are members. This committee held six meetings in 1996.

     The Nominating and Governance Committee makes recommendations to the Board concerning the recruitment and selection of the chief executive officer and Board candidates. This committee also reviews the Company's position on all significant corporate governance issues and recommends changes to the Board as appropriate. In addition, this committee assesses the performance of the Board, reviews the size and composition of the Board and committees, and makes appropriate recommendations. Mr. McLaughlin is chair of this committee, and directors Conrades, Gray, Pivirotto and Walter are members. This committee held three meetings in 1996.

     Any shareholder desiring to recommend a Board candidate for consideration by the Nominating and Governance Committee should furnish to the Secretary a resume of the experience and qualifications of the proposed nominee and a written statement signed by the proposed nominee consenting to be nominated to the Board and to serve if elected. Any shareholder wishing to nominate a candidate at the 1998 Annual Meeting of Shareholders must, pursuant to the Company's by-laws, send a notice to the Secretary at the principal executive offices of Westinghouse on or before January 29, 1998, setting forth the information required by the by-laws. A candidate for director should be highly experienced, have knowledge and a background that will be useful to the Company, and the ability to exercise sound business judgment. The candidate must also be willing and able to commit the time and effort needed to be an effective director.

     In 1994, the Board adopted guidelines identifying its policies with respect to significant corporate governance matters. These guidelines include a statement of the mission of the Board of Directors and the structure by which it will operate. They also outline responsibilities of the Board in such areas as selection and evaluation of the chairman and the chief executive officer and assessment of Board performance. If you would like to have a copy of these guidelines, please contact the Secretary's Office and a copy will be sent to you.


DIRECTOR COMPENSATION

    Directors who are employees of the Company are not compensated for service on the Board. For 1996, non-employee directors received an annual director's fee of $60,000 paid as follows: one-half in cash; one-fourth in shares of the Company's common stock; and one-fourth in stock options. The annual director's fee is subject to forfeiture on a pro rata basis in the event a 75% attendance requirement is not met. The stock-based portion of the annual director's fee has a mandatory holding period, and the exercise price on one-third of the stock options is set at 125% of the fair market value of the common stock on the grant date, with the remainder set at 100% of such market value. Committee chairs, upon election in April
1996, received a committee chair's fee of $5,000 paid in shares of common stock. Non-employee directors may also receive a $1,200 per diem fee in cash for special services outside the scope of normal Board and committee activities. Dr. Stern received per diem fees during 1996 of $2,400 for such special services. Non-employee directors were able to defer all or a portion of their cash fees on terms similar to the terms for deferral of annual incentive awards described on page 18, including valuation of shares upon a change in control. Upon termination of service as a director, deferred amounts will be received in five annual installments.

    In April 1996, the Board terminated the Advisory Director's Plan (a plan which provided post-retirement payments to non-employee directors who retired at age 70 with at least five years of board service), and provided for a termination payment to the then current non-employee directors. The termination payment was based on the present value of the 1995 annual retainer amount of $22,000 for the number of years of Board service (up to ten years) at the plan termination date. All of these amounts were deferred, on terms substantially the same as other director deferrals, and will be paid in cash installments after the director leaves the Board.

     Also in April 1996, the Board terminated the Director's Charitable Giving Program as to any director who did not have at least one full year of service at the end of July 1996. Under this program, upon the death of an eligible director, the Company will make a donation of $500,000 to a single qualifying charitable or other non-profit organization, or a donation of $250,000 to each of two such organizations, selected by that director. The donations are funded with the proceeds of life insurance maintained on the directors. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. In the event of a change in control of the Company, donations may be made as of the date of such change in control and paid on such basis and in such form as the committee administering this program may prescribe.

    The Company provides each non-employee director with accidental death and dismemberment insurance in the principal amount of $500,000. Benefits will generally be paid under this insurance if a covered event occurs while the director is on Westinghouse business. The total annual cost to the Company of this insurance for all non-employee directors in 1996 was approximately $12,000.

   The Company also maintains a gift matching program for directors. Under this program, the Company will match personal contributions made to eligible charitable or educational institutions. The maximum match per year is $2,000 to eligible colleges or universities and $1,000 to eligible charitable organizations.

TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

     During 1996, the Company and its subsidiaries engaged in various transactions in the ordinary course of business with unaffiliated corporations with which certain of the non-employee directors are associated. The Company does not consider the amounts involved in any of these transactions to be material.


SECURITY OWNERSHIP

     The following table sets forth the number of shares of common stock beneficially owned on January 3, 1997 (except as otherwise noted) by each director, by each of the named executive officers and by the directors and executive officers of the Company as a group as reported by each such person. Each person has sole voting and investment power over the shares reported except as noted. No other equity securities of the Company or its subsidiaries were beneficially owned, directly or indirectly, by any director, named executive officer or other executive officer on January 3, 1997.

                                                                Amount and Nature of                        Percent
Name                                                            Beneficial Ownership                        of Class
---------------------------------------------------------------------------------------------------------------------
F. C. Carlucci                                                    18,729 shares(1)(2)(3)(4)(5)                *
R. E. Cawthorn                                                    16,008 shares(3)(4)                         *
G. M. Clark                                                      978,419 shares(6)                            *
G. H. Conrades                                                    22,453 shares(1)(2)(3)(4)                   *
W. H. Gray                                                        12,714 shares(1)(2)(3)(4)                   *
F. J. Harvey                                                     307,660 shares(6)                            *
M. H. Jordan                                                   1,609,362 shares(6)                            *
M. Karmazin                                                   10,097,633 shares(6)                            1.7%
D. K. P. Li                                                        9,628 shares(3)(4)                         *
P. A. Lund                                                       250,000 shares(6)                            *
D. T. McLaughlin                                                  28,882 shares(1)(2)(3)(4)(5)                *
R. R. Pivirotto                                                   11,656 shares(1)(2)(3)(4)                   *
F. G. Reynolds                                                   505,610 shares(6)                            *
R. W. Smith                                                          808 shares(4)                            *
P. Stern                                                          11,555 shares(1)(2)(3)(4)                   *
R. D. Walter                                                      61,111 shares(1)(3)(4)                      *
All directors and all executive officers as a group           14,952,145 shares(1)(2)(3)(4)(5)(6)(7)          2.5%
---------------------------------------------------------------------------------------------------------------------

     *Represents less than 1% of the Company's outstanding common stock.
--------------------------------------------------------------------------------
(1) Includes the following common stock equivalents owned by the indicated directors under the Company's Deferred Compensation and Stock Plan for
     Directors: Carlucci 2,471; Conrades 415; Gray 1,506; McLaughlin 3,176; Pivirotto 3,176; Stern 1,172; and Walter 103.

(2) The indicated directors have deferred all or part of their cash compensation. As a result of these deferrals, at a future date, these directors will be entitled to receive the following number of shares, which are reflected in the table, or cash for all or part thereof:
     Carlucci 7,250; Conrades 3,015; Gray 4,300; McLaughlin 12,939; Pivirotto 1,057; and Stern 2,810.

(3) Includes the following shares not owned by the indicated directors on January 3, 1997, but with respect to which they had the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options: Carlucci 4,470; Cawthorn 4,470; Conrades 5,220; Gray 4,470; Li 2,382; McLaughlin 5,220; Pivirotto 5,220; Stern 4,470; and Walter 4,470.

(4) Includes 808 restricted shares granted to each non-employee director after January 3, 1997 as part of their 1997 director compensation.

(5) Includes 3,000 shares over which Mr. Carlucci shares voting and investment power and 2,944 shares owned by Mr. McLaughlin in his Keogh Plan.

(6) Includes the following shares not owned by the indicated executive officers on January 3, 1997, but with respect to which they have the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options or warrants: Clark 891,928; Harvey 307,500; Jordan 1,560,862; Karmazin 9,012,519; Lund 250,000; and Reynolds 487,500.

(7) Includes 13,535,426 shares not owned by directors and executive officers on January 3, 1997, but with respect to which they have the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options or warrants.

Except as set forth below, Westinghouse does not know of any person who beneficially owns more than five percent of the Company's common stock.

                                            Shares of
      Name and Address                      Common Stock                                Percent
      Beneficial Owner                      Beneficially Owned                          of Class
     -----------------                      ------------------                          --------
     FMR Corp.                                  38,475,546                                 6.33% *
     82 Devonshire Street
     Boston, MA 02109

     Lehman Brothers Holdings Inc.              36,306,974                                 5.97% *
     24th Floor
     3 World Financial Center
     New York, NY  10285

     * These percentages are based on the number of shares of common stock of the Company outstanding as of December 31, 1996.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation for services to the Company and its subsidiaries in 1994, 1995 and 1996 of the chief executive officer and each of the other four most highly compensated executive officers of the Company at the end of 1996.

                                                          SUMMARY COMPENSATION TABLE
                                                                                                         All Other
                                  Annual Compensation              Long-Term Compensation               Compensation
                                  -------------------              ----------------------               ------------
                                                                        Awards                Payouts
                                                                        ------                -------
Name and                                                       Restricted   Securities
Principal                                                        Stock      Underlying          LTIP
Position                     Year    Salary       Bonus(1)     Award(s)     Options(2)         Payouts
----------------------------------------------------------------------------------------------------------------------
M. H. Jordan      .......  1996    $1,000,000     $1,000,000(3)   $272,813(3)  1,100,000             0     $19,702(4)
   Chairman       .......  1995    $1,000,000     $1,500,000             0       360,000             0     $18,610
   and Chief      .......  1994    $1,000,000     $  356,554(5)          0        85,862(5)   $185,000     $24,173
   Executive
   Officer

G. M. Clark       .......  1996    $  607,912     $  600,000             0       246,918             0     $64,181(4)
   Vice Chairman  .......  1995    $  580,821     $  500,000             0       244,514             0     $53,555
   and President  .......  1994    $  532,068     $  281,291(5)          0       197,268(5)   $133,200     $40,653

P. A. Lund        .......  1996    $1,694,231     $1,000,000             0             0             0     $69,427(4)
   President      .......  1995    $  104,952(6)  $   29,167(6)          0       500,000             0           0
   and Chief      .......  1994         N/A            N/A             N/A           N/A           N/A         N/A
   Executive Officer,
   CBS Inc.

F. J. Harvey      .......  1996    $  466,670     $  749,900(7)          0       130,000             0     $ 59,346(4)
   Executive VP   .......  1995    $  300,000     $  400,000             0       112,000             0     $139,721
   and Chief      .......  1994    $  235,000     $  170,000             0        70,000       $22,940     $  4,500
   Operating
   Officer of
   Industries and
   Technology Group

F. G. Reynolds    .......  1996    $  421,670     $  750,000             0       550,000             0     $301,942(4)
   Executive VP   .......  1995    $  379,162     $  650,000             0       160,000             0     $  6,613
   and Chief      .......  1994    $  291,660     $  177,750(5)          0       287,500(5)          0     $ 96,000
   Financial
   Officer

(1) Represents incentive compensation awarded for 1996. Up to 100% of each named executive officer's annual incentive award may be deferred, to be paid either (i) in one installment in any future year not later than the year of normal retirement, or (ii) in one installment or annual installments after termination of service. The deferred amount is treated as if it were invested in putative convertible debentures with a fixed interest rate, compounded annually, equal to the ten-year U.S. Treasury Bond rate for the week preceding the regular January Board meeting. Each debenture is deemed to have a face value of $100 and is deemed to be convertible into shares of Westinghouse common stock at a conversion rate determined by dividing $100 by the mean of the high and low prices of Westinghouse common stock as reported by the composite tape of the New York Stock Exchange ("NYSE") on the last trading day preceding the regular January Board meeting. At the time a deferred installment is paid, the employee receives the greater value of (i) the cash amount equal to the face value of such debentures due for such installment, plus cash equal to accrued interest on such installment, or (ii) shares of common stock equaling the number of shares into which the debentures due for such installment are convertible at the above conversion rate, plus cash equal to accrued interest on such installment. In the event of a change in control of the Company, the value of the debentures is paid to a trustee or otherwise on such terms as the Compensation Committee may prescribe or permit. A participant who has deferred compensation until after termination of service may elect, after attaining age 57 1/2 and prior to ceasing to be an employee, to establish the ultimate payable value of each putative debenture based on the fair market value of the Company's common stock as of the day on which notice of the election is received by the Company.

(2) Represents grants of standard non-qualified stock options. The standard non-qualified stock grants in 1996 were 250,000; 200,000; 130,000; and 100,000 for Messrs. Jordan, Clark, Harvey and Reynolds, respectively. In addition, during 1996, Messrs. Jordan and Reynolds also received multi-year non-qualified stock option grants of 850,000 and 450,000, respectively. Mr. Clark received 46,918 reload options as described in footnote 4 on page 20.

(3) Mr. Jordan received a bonus of $1,272,813 in 1996, consisting of $1,000,000 in cash and $272,813 in the form of a restricted stock award of 15,000 shares. This restricted stock award is included in the Restricted Stock Awards column for 1996.

(4) The amounts shown in this column consist of (i) contributions by the Company to the account of the named executive officer pursuant to the contributory provisions of the Westinghouse Savings Program or the CBS Employee Investment Fund; (ii) moving and relocation expenses of $53,417 for Dr. Harvey and $297,442 for Mr. Reynolds; (iii) $15,202 and $52,886 in interest earned during 1996 on deferred amounts of long-term incentive compensation for Messrs. Jordan and Clark, respectively; and (iv) $6,795; $63,427 and $1,429 of executive life insurance premiums paid for Messrs. Clark, Lund and Harvey, respectively.

(5) Messrs. Jordan, Clark and Reynolds received 1994 bonuses of $700,000; $550,000 and $300,000, respectively. In lieu of receiving the full amount in cash, Messrs. Jordan, Clark and Reynolds received 85,862;

     67,268; and 37,500 stock options, respectively. These stock options were included in the Securities Underlying Options column for 1994.

(6) The amounts shown for salary and bonus for 1995 represent the amounts paid to Mr. Lund following the acquisition of CBS Inc. ("CBS") by Westinghouse in late 1995. Mr. Lund's full salary and bonus for 1995 were $1,259,423 and $350,000, respectively.

(7) Dr. Harvey received a special incentive award in the amount of $249,900 for his contributions to the 1996 sale of the Company's defense and electronic systems business.


OPTION GRANTS

     The following table shows grants in 1996 of stock options to the executive officers named in the summary compensation table on page 17.

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         % of Total
                                           Options
                                         Granted to
                                          Employees    Exercise                           Grant Date
                             Options      in Fiscal     or Base      Expiration        Present Value(2)
   Name                     Granted(1)      Year         Price          Date        Per Share       Total
-------------------------------------------------------------------------------------------------------------
   M. H. Jordan    ........  250,000        2.3%        $18.88         3/01/06      $10.31        $2,577,500
                   ........  850,000(3)     7.7%        $20.72         7/30/06      $ 8.32(3)     $7,072,000

   G. M. Clark     ........  200,000        1.8%        $18.88         3/01/06      $10.31        $2,062,000
                   ........   46,918(4)     0.4%        $18.25         4/25/04      $ 8.91(4)     $  418,039

   P. A. Lund      ........        0        0.0%           N/A             N/A         N/A               N/A

   F. J. Harvey    ........  130,000        1.2%        $18.88         3/01/06      $10.31        $1,340,300

   F. G. Reynolds  ........  100,000        0.9%        $18.88         3/01/06      $10.31        $1,031,000
                   ........  450,000(3)     4.1%        $20.72         7/30/06      $ 8.32(3)     $3,744,000

(1) Except where noted, these stock options were granted to the named executive officers on February 28, 1996. These stock options were granted in tandem with limited rights. Options granted are for a term of ten years from the date of award, or such lesser term as may be determined by the Compensation Committee. The exercise price under each option may not be less than the fair market value of the stock on the option grant date. Except in the event of a change in control of the Company, generally an option is exercisable in whole or in part after the commencement of the second year of its term and until the option terminates. Limited rights are exercisable only in the event of a change in control of the Company and during the 30 days immediately following such change and only when the fair market value on the exercise date exceeds the exercise price. When a limited right is exercised, the employee is entitled to receive in cash the difference between the exercise price of the related option and the greater of (i) the highest closing sales price of the common stock on the NYSE during the 60 days prior to exercise, or (ii) the highest price paid for the common stock in the change in control transaction during such period. Reload options are granted to employees at the time of an exercise of a stock option through a Stock Swap (payment of the exercise price by surrender of previously owned shares of common stock), unless the Compensation Committee cancels the reload feature before such exercise. The reload option is granted for the number of shares the employee tenders to pay the exercise price of the related option.

(2) These values were derived using the following common assumptions: stock price volatility .3060; dividend yield 1.22%; interest rate 7.5%; reload premium 10%; and for each option, its full term and exercise price. There were no adjustments made for non-transferability or risk of forfeiture. The values and assumptions presented here were provided by Frederic W. Cook & Co., Inc. and were based on the Black-Scholes option pricing model. The actual value, if any, that an executive officer may realize from his or her stock options (assuming that they are exercised) will depend solely on the gain in stock price over the exercise price when the shares are sold.

(3) Multi-year, premium-priced, non-qualified stock option grants were made to Messrs. Jordan and Reynolds on July 30, 1996 for 850,000 and 450,000, respectively. The exercise price was 123% of the fair market value of the common stock on the option grant date and one-third of the options vest each year over a three year period. These grant date present values were derived using the following common assumptions: stock price volatility .3360; dividend yield 1.25%; interest rate 7.0%; reload premium 10%; and for each option, its full term and exercise price. There were no adjustments made for non-transferability or risk of forfeiture.

(4) This stock option is a grant of a reload option resulting from the exercise of an initial option containing a reload option feature. The reload option was granted in connection with the exercise of an existing option through a Stock Swap. Such reload option may be exercised immediately (i) for the number of shares of common stock shown, (ii) at the fair market value of such shares on the date of the Stock Swap, and
     (iii) then only for the remaining term of the original option. Reload options are also subject to early termination if the shares acquired on exercise of the original option are sold within the first year. This grant date present value was derived using the following common assumptions: stock price volatility .3099; dividend yield 1.10%; interest rate 6.4%; reload premium 10%; and for the option, a remaining term of 8.3 years and its exercise price. There were no adjustments made for non-transferability or risk of forfeiture.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information as to stock options to purchase the Company's common stock exercised during 1996 by the named executive officers; the unexercised options to purchase the Company's common stock (including options granted in 1996 and prior years) owned by the named executive officers; and the value of options held by them at year-end.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      Number of Securities
                                                     Underlying Unexercised          Value of Unexercised
                                                   Options at Fiscal Year-End      Options at Fiscal Year-End(1)
                          Shares Acquired   Value  -----------------------------   -----------------------------
Name                        On Exercise   Realized  Exercisable Unexercisable(2)   Exercisable  Unexercisable(2)
----------------------------------------------------------------------------------------------------------------
M. H. Jordan     ........          0            0    1,310,862    1,167,500 (3)   $5,212,726     $659,219 (3)

G. M. Clark      ........     73,656     $487,971      691,928      239,000 (3)   $2,548,981     $436,438 (3)

P. A. Lund       ........          0            0      250,000      250,000       $  781,250     $781,250

F. J. Harvey     ........          0            0      177,500      151,000 (3)   $1,133,425     $257,313 (3)

F. G. Reynolds   ........          0            0      387,500      580,000 (3)   $2,492,969     $281,875 (3)

(1) Based on the closing price of the Company's common stock as reported on the NYSE composite tape on December 31, 1996 ($19.875).

(2) These options are unexercisable because they have not vested under their terms.

(3) The table includes the following stock options and values, all of which were contingent on attaining a 1996 stretch performance target: Jordan 67,500 for $409,219; Clark 39,000 for $236,438; Harvey 21,000 for
     $127,313; and Reynolds 30,000 for $181,875. The 1996 stretch performance target was not met and these options have since terminated.

PENSION BENEFITS

     All of the individuals named in the summary compensation table on page 17, except Peter A. Lund, are participants in the Westinghouse Pension Plan (the "Pension Plan"), which is a defined benefit plan. Mr. Lund participates in the CBS Pension Plan (the "CBS Pension Plan") which is discussed on page 23.

     The Pension Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the Pension Plan is paid by both Westinghouse and employee contributions. All Westinghouse contributions are actuarially determined. The Company's contributions to the Pension Plan with respect to the individuals named in the summary compensation table cannot readily be separately or individually calculated by the actuaries for the Pension Plan.

     In addition to the benefits provided by the Pension Plan, the Westinghouse Executive Pension Plan (the "Executive Pension Plan") provides for supplemental pension payments to a group of executives, including those named in the summary compensation table, except Mr. Lund. Upon retirement, such individuals who have at least five continuous years of service as an executive immediately prior to retirement, meet the age and service requirements for retirement under the Pension Plan, and contribute to the Pension Plan are entitled to receive supplemental payments under the Executive Pension Plan. Such payments, when added to their pensions under the Pension Plan, result in a total annual pension equal to 1.47% for each year of service multiplied by their average annual compensation as defined by the Executive Pension Plan. Average annual compensation is equal to the sum of the average of the five highest annualized December base salaries and the average of the five highest annual incentive awards, each in the last ten years of employment. In the event of retirement prior to age 60, the total annual pension will be reduced by an amount equal to the reduction in the benefits payable under the Pension Plan. Participants become vested in the event of a change in control of the Company and benefits under the Executive Pension Plan may be paid on a present value or other basis.

     For purposes of illustration, the following table indicates the approximate amounts of annual retirement income that would be payable at the present time under various assumptions as to average annual compensation and years of service to employees who participate in the Pension Plan and are eligible for supplemental payments pursuant to the Executive Pension Plan.

                                                  WESTINGHOUSE PENSION PLAN TABLE

  Five year
  average annual           Estimated annual pension for
  compensation             specified years of credited service
  including               ----------------------------------------------------------------------------------
  incentive award             15             20             25             30           35             40
------------------------------------------------------------------------------------------------------------
  $    100,000            $   22,050    $   29,400      $  36,750     $   44,100   $     51,450  $    58,800
       300,000                66,150        88,200        110,250        132,300        154,350      176,400
       500,000               110,250       147,000        183,750        220,500        257,250      294,000
       700,000               154,350       205,800        257,250        308,700        360,150      411,600
       900,000               198,450       264,600        330,750        396,900        463,050      529,200
     1,100,000               242,550       323,400        404,250        485,100        565,950      646,800
     1,500,000               330,750       441,000        551,250        661,500        771,750      882,000
     2,000,000               441,000       588,000        735,000        882,000      1,029,000    1,176,000

     The amounts presented in the above table are based upon straight life annuity amounts and are not subject to any reduction for Social Security benefits or other offset amounts. As of December 31, 1996, Messrs. Jordan, Clark, Reynolds and Harvey had the following credited full years of service under the Pension Plan, respectively: 3 years; 39 years; 2 years; and 27 years.

     Mr. Lund is a participant in the CBS Pension Plan, which is a defined benefit plan. The CBS Pension Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the CBS Pension Plan is paid entirely by CBS. In addition to the benefits provided by the CBS Pension Plan, Mr. Lund participates in an unfunded plan that provides for the payment of benefits in excess of amounts permitted to be paid by tax-qualified benefit plans under Internal Revenue Service ("IRS") regulations (the "Unfunded Plan"), as well as CBS's Supplemental Executive Retirement Plan ("SERP"). The SERP is an unfunded plan which provides for recognition for pension purposes of 50% of annual bonus amounts paid under certain annual bonus plans (for purposes of the SERP, such bonus plans are defined as "SERP Bonus Plans").

     The applicable benefit payable under the CBS Pension Plan and the Unfunded Plan is the sum of: 1.3% of Final Average Compensation up to the Social Security covered compensation base times years of credited service (not to exceed 35) plus 1.7% of Final Average Compensation in excess of the Social Security covered compensation base times years of service (not to exceed 35). Benefits under the CBS Pension Plan vest after a participant completes five years of service (as defined). Final Average Compensation is the average of the participant's highest five consecutive years of earnings out of the last ten years of service. Earnings include only regular compensation (i.e., the amount shown in the Salary column in the summary compensation table) and exclude overtime, bonuses, deferred compensation and additional compensation of any kind.

     The SERP benefit is based on 50% of annual bonus payments under one of the SERP Bonus Plans. SERP Average Compensation is 50% of the average of the participant's highest bonuses paid for five consecutive years out of the last ten years of continuous service. To determine the SERP annual benefit, SERP Average Compensation is multiplied by 1.7%, and the resulting product is multiplied by years of service (not to exceed 35). SERP benefits are payable only to "retirement eligible" participants, i.e., employees designated to participate in SERP and each of whom, upon termination of employment, has attained age 55 with not less than ten years of service (as defined).

     For purposes of illustration, the following tables show the estimated amounts of annual retirement income that would be payable at the present time under various assumptions as to compensation and years of service to employees who participate in the CBS Pension Plan, the Unfunded Plan and the SERP.

                                              CBS PENSION PLAN AND UNFUNDED PLAN TABLE

       CBS Pension Plan     Estimated annual pension for specified years of credited service
      and Unfunded Plan     ----------------------------------------------------------------------------------
         (Base Salary)            5           10           15          20         25          30         35
--------------------------------------------------------------------------------------------------------------
      $   300,000           $  24,948    $  49,897     $ 74,845   $  99,794   $ 124,742   $ 149,691  $ 174,639
          400,000              33,448       66,897      100,345     133,794     167,242     200,691    234,139
          500,000              41,948       83,897      125,845     167,794     209,742     251,691    293,639
          600,000              50,448      100,897      151,345     201,794     252,242     302,691    353,139
          700,000              58,948      117,897      176,845     235,794     294,742     353,691    412,639
          800,000              67,448      134,897      202,345     269,794     337,242     404,691    472,139
          900,000              75,948      151,897      227,845     303,794     379,742     455,691    531,639
        1,000,000              84,448      168,897      253,345     337,794     422,242     506,691    591,139
        1,100,000              92,948      185,897      278,845     371,794     464,742     557,691    650,639
        1,200,000             101,448      202,897      304,345     405,794     507,242     608,691    710,139
        1,300,000             109,948      219,897      329,845     439,794     549,742     659,691    769,639
        1,400,000             118,448      236,897      355,345     473,794     592,242     710,691    829,139
        1,500,000             126,948      253,897      380,845     507,794     634,742     761,691    888,639

                                                           CBS SERP TABLE

    50% of the average of five highest   Estimated annual pension for specified years of credited service
       consecutive bonuses received      from supplemental executive retirement plan
--------------------------------------------------------------------------------------------------------------
                                              10          15           20          25          30        35
--------------------------------------------------------------------------------------------------------------
              $   67,500                 $  11,475     $ 17,213   $  22,950   $  28,688   $  34,425  $  40,163
                  96,000                    16,320       24,480      32,640      40,800      48,960     57,120
                 120,000                    20,400       30,600      40,800      51,000      61,200     71,400
                 144,000                    24,480       36,720      48,960      61,200      73,440     85,680
                 168,000                    28,560       42,840      57,120      71,400      85,680     99,960
                 192,000                    32,640       48,960      65,280      81,600      97,920    114,240
                 270,000                    45,900       68,850      91,800     114,750     137,700    160,650
                 300,000                    51,000       76,500     102,000     127,500     153,000    178,500
                 330,000                    56,100       84,150     112,200     140,250     168,300    196,350
                 360,000                    61,200       91,800     122,400     153,000     183,600    214,200
                 390,000                    66,300       99,450     132,600     165,750     198,900    232,050
                 420,000                    71,400      107,100     142,800     178,500     214,200    249,900
                 450,000                    76,500      114,750     153,000     191,250     229,500    267,750


     The amounts presented in the above tables are based upon straight life annuity amounts and are not subject to any reduction for Social Security benefits or other offset amounts. As of December 31, 1996, Mr. Lund had 15 credited full years of service under the CBS Pension Plan, the Unfunded Plan and the SERP.

COMPENSATION AND SEVERANCE ARRANGEMENTS

MICHAEL H. JORDAN

     In June 1993, the Company retained the services of Michael H. Jordan as chairman and chief executive officer of the Company. Under the executory provisions of Mr. Jordan's employment agreement, he participates in the Executive Pension Plan. The employment agreement modifies the Executive Pension Plan requirement that he complete five years of continuous service as an executive immediately prior to retirement and provides that there will be no actuarial reduction for commencement of supplemental pension benefits prior to age 65. Such benefits are contingent upon Mr. Jordan's contribution of the maximum possible amounts to the Pension Plan during his employment.

     Mr. Jordan's employment agreement extends until he attains age 65 or until terminated in accordance with the terms of the agreement, whichever is earlier. In the event of termination by the Company without cause, Mr. Jordan is entitled to a lump-sum payment equal to two times his highest base salary plus the greater of (i) the sum of his two most recent actual annual incentive awards or (ii) two times his highest annual incentive target award opportunity. He would also receive prorated incentive payments and other specified benefits.


PETER A. LUND

     As of November 28, 1995, in connection with the acquisition of CBS by the Company, Mr. Lund entered into a new four-year employment agreement with CBS and was elected to the position of president and chief executive officer of CBS. This agreement superseded and canceled Mr. Lund's prior agreement with CBS, except that the compensation arrangements set forth in the prior agreement continued until January 1, 1996, and the bonus payment of $350,000 due to Mr. Lund under the prior agreement was paid to him in February 1996.

     Mr. Lund's employment agreement provides for an annual base salary of $1,700,000; $1,950,000; $2,200,000; and $2,450,000, respectively, for the years
1996, 1997, 1998 and 1999. In addition to his base salary, Mr. Lund will have an annual incentive target of $1,000,000 for each such year, with a guaranteed minimum of $1,000,000 for 1996 and of $600,000 for each of 1997, 1998 and 1999.
Under the agreement, Mr. Lund is also entitled to the same benefit accruals as were provided under the CBS Pension Plan (and related supplemental and excess retirement plans) as in effect as of November 24, 1995, and to at least the same level of benefits to which he was entitled on that date.

     If Mr. Lund is terminated for a reason other than cause, or if he elects to terminate the agreement for good reason as defined in the agreement (which includes a change in control of the Company, removal from his title or position as president and chief executive officer of CBS, a diminution of his authority for the operation and management of CBS, or requiring him to report to someone other than the Company's chief executive officer), all of Mr. Lund's options granted will vest, and he will be entitled to receive immediately a lump-sum payment equal to the greater of (i) the balance of all remaining unpaid base salary and guaranteed bonus amounts through the end of the contract term, or
(ii) severance pay in accordance with CBS's present policy, but in no event less than one year's base salary at the then-existing rate plus the guaranteed bonus for that year.

     Pursuant to the agreement, Mr. Lund also received on December 6, 1995 a multi-year grant of options to purchase 500,000 shares of common stock of the Company at an exercise price of $16.75 per share (the fair market value on the grant date). 250,000 of the options vested after one year from the date of the grant, and 250,000 of the options will vest after two years from the date of the grant. An additional 100,000 options will be granted in December 1998 and will vest one year from the date of the grant.

DR. FRANCIS J. HARVEY

     In March 1996, Dr. Francis J. Harvey assumed the position of executive vice president and chief operating officer of the Industries & Technology Group of Westinghouse. Pursuant to an agreement dated April 30, 1996, Dr. Harvey is entitled to the separation benefits described below in the event that his employment is terminated before he reaches age 60 (other than for cause or by death or retirement). The separation benefits are not available if, in connection with a termination of employment, Dr. Harvey was offered but did not accept another senior level executive position with the Company. Under the agreement, Dr. Harvey is entitled to receive, in lieu of any other salary continuation or severance programs, each month after a qualifying termination for a period of 24 months or through the end of the month in which he reaches age 60, whichever occurs first, an amount equal to his monthly base salary (as in effect immediately prior to such termination) reduced by 1.5% (with a maximum reduction of $2,250 per year). In the event of such termination, Dr. Harvey is also entitled to receive an annual incentive award in each of the two Februaries immediately following such termination in the amount of his target annual incentive opportunity for the year in which such termination occurs, with certain limits if he reaches age 60 prior to payment. The agreement also provides that, at the end of the period during which he received the above-described payments as a result of such termination, for purposes of the Executive Pension Plan, the age and service requirements for retirement eligibility will be waived and he will be entitled to receive a pension benefit under the Executive Pension Plan, subject to certain modifications intended to include the above-described two year period and payments in the calculation of such pension benefits. Dr. Harvey's outstanding stock options would vest and he would be reimbursed for certain relocation expenses in the event of such termination.

FREDRIC G. REYNOLDS

     Early in 1994, the Company retained the services of Fredric G. Reynolds as executive vice president and chief financial officer of the Company. Under the executory provisions of his compensation arrangement, in the event of termination by the Company without cause, Mr. Reynolds is entitled to receive each month after termination, for a period of twelve months, an amount equal to his then applicable monthly base salary, which will be in lieu of any other salary continuation programs.

OTHER COMPENSATION

     The Board has determined that employees receiving payments pursuant to provisions of certain compensation or other employee benefit plans relating to a change in control of the Company should not be adversely affected by any tax imposed on such payments by reason of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and has authorized and directed the Company in such event to make additional payments in an amount sufficient to satisfy any such tax liability.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed entirely of outside independent directors, reviews, evaluates and approves the design and implementation of the Company's compensation system for executive officers. The Compensation Committee also determines the form and amount of compensation for the chief executive and other executive officers. For purposes of making compensation determinations, the Compensation Committee uses broad-based industry surveys of what executives with comparable responsibilities are paid and evaluates individual and Company performance. In 1996, the Compensation Committee retained the services of Independent Consulting Resources, Inc., a compensation consulting firm, to provide advice to the committee from time to time on executive compensation matters.

THE WESTINGHOUSE EXECUTIVE COMPENSATION PROGRAM

     The Westinghouse executive compensation program is a performance and rewards compensation system consisting of base salaries and incentives (annual and long-term) that pay executives for the achievement of levels of performance designed to increase the shareholder value of the Company. The system also enables the Company to hire, retain and motivate high-quality globally-oriented executives who meet the immediate business challenges and improve the long-term performance of the Company, and is designed to pay base salaries and provide total compensation opportunities which are competitive as measured against industry norms.

     For purposes of measuring competitive base salary and annual incentive opportunities, the Compensation Committee uses the Towers Perrin entertainment and industrial surveys and a manufacturing industry survey prepared by Management Compensation Services, a division of Hewitt Associates, for executives as appropriate. For purposes of measuring competitive long-term incentive opportunities, the Compensation Committee uses surveys conducted by Frederic W. Cook & Co., Inc. and Towers Perrin. The Compensation Committee targets the median or 50th percentile of the competitive data for purposes of establishing base salary and annual incentive opportunities and for making long-term incentive grants, except when otherwise warranted by competitive conditions or business need.

     The individual performance of each executive officer is reviewed and evaluated annually. Individual contributions as reflected in performance reviews are based on comparative, organization-wide assessments of contributions.

BASE SALARIES

     Executive officers are assigned a grade and a salary range which take into consideration the level of responsibility involved, the knowledge and skill required and competitive levels as determined from the survey data. Each year, the executive's performance is evaluated and any base salary adjustment is based on an evaluation of competitive market adjustments and the individual's performance and contribution. Each year, the chief executive officer makes recommendations with respect to salary adjustments for all executive officers, which are reviewed, modified where appropriate and approved by the Compensation Committee.

ANNUAL INCENTIVES

     The Compensation Committee administers various incentive plans under which annual incentive compensation may be paid to key employees of the Company. Under these plans, early in the year, the Compensation Committee approved a target annual incentive award opportunity for each executive officer based on competitive data. The Compensation Committee also established a range of 1996 financial objectives and other key performance indicators for the entire Company and for each individual business unit. The various performance measures included, as appropriate, such items as earnings before interest, taxes, depreciation and amortization ("EBITDA"), operating profit, working capital or total investment turnover, revenues and network ratings. Actual annual incentive awards for 1996 for each individual executive officer were based on a combination of the financial performance of the Company and/or the relevant business unit, the other key business performance indicators and the individual's performance.

     The year 1996 reflects strong performance by the Company's executive officers to position the Company to achieve future growth. For example, during the year, the Company announced its plan to separate its industrial and media businesses, realized excellent values in the divestiture of certain businesses and acquired Infinity Broadcasting Corporation ("Infinity"). In the media area, the radio group demonstrated strong revenue growth internally in addition to growth through the Infinity acquisition, and steps were taken by the television network toward improving its position in network ratings and by the cable unit toward implementing a cable growth strategy. In the industries area, the Company continued to increase its power generation installed base, reduced the cost structure of both of its power systems businesses, increased operating profit in the transport temperature control unit and aggressively managed costs in the government operations unit.

     After reviewing the relevant financial and other key business performance indicators and individual performance against objectives, the chief executive officer made recommendations with respect to incentive awards. These recommendations were reviewed with and, to the extent determined appropriate, approved by the Compensation Committee. Approved annual incentives were awarded in cash, subject to deferral at the executive's election under the program described on page 18.

LONG-TERM INCENTIVES

     Long-term incentive opportunities were granted to executive officers during 1996 in the form of non-qualified stock option grants. These stock option grants were made to provide a performance-based incentive that rewards executives when shareholder value increases. This long-term incentive opportunity is also intended to promote a sense of ownership on the part of executives and to establish alignment with shareholders. Option grants for 1996 were made to executives based on the median or 50th percentile of the above-referenced competitive data for their level of responsibility and on individual performance. In determining the grant level, principal emphasis was placed on the preceding factors, which reflect the executive's role in increasing shareholder value. The number of shares currently owned, directly and through various deferral arrangements by an executive, was not a factor in determining the final grant level. All stock option grants to executive officers in 1996 had an exercise price per share equal to the fair market value of the Company's common stock on the grant date other than the premium-priced options described below.

     In addition, the Compensation Committee has noted that competitive compensation levels as reflected in the survey data are generally significantly higher in the entertainment industry than for industrial companies. During 1996, the Compensation Committee approved additional multi-year grants of stock options to Messrs. Jordan and Reynolds. These grants reflect the executives' dual responsibilities for the Company's industrial and media businesses. The Compensation Committee determined that it was more appropriate to address the above-referenced disparity in competitive compensation levels with stock options than with additional cash compensation in order to further align the executives' interests with those of the Company's shareholders. The exercise price for these stock options was set at a premium of 123% of the fair market value of the Company's common stock on the grant date and the options vest at a rate of one-third per year over a three year period.

     As part of the 1995 long-term incentive grants, the Compensation Committee granted stock options which would be exercisable only if and when the Company had attained specific stretch performance targets designated by the Committee. As these targets were not met, these options terminated.

COMPENSATION ARRANGEMENTS

     From time to time, the Company enters into employment contracts or other compensation arrangements with executives when appropriate for competitive or other business reasons, for example, in connection with attracting new executives. Currently, the Company has an employment agreement with Peter A. Lund, which was negotiated in connection with the Company's acquisition of CBS in November 1995 and the election of Mr. Lund to the position of president and chief executive officer of CBS. Mr. Lund's compensation is paid in accordance with the terms of that agreement, which is summarized on page 26.

1996 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Individual Performance and Contribution. Total compensation (consisting of base salary, annual incentive and long-term incentives) for Michael H. Jordan, the chairman and chief executive officer of the Company, is based on a variety of factors depending on the type of compensation involved as discussed below. A significant factor which was taken into account by the Compensation Committee in each case, however, was the full Board's detailed evaluation of Mr. Jordan's performance as chief executive officer and his extensive contribution to the Company and its shareholders in 1996.

     Mr. Jordan's total compensation reflects the Board's positive evaluation of his effective leadership of the Company during the past year and his significant strategic accomplishments. During 1996, Mr. Jordan led the formulation of an innovative corporate strategy to optimize the prospects of the Company's media and industrial businesses and to enhance shareholder value by separating the Company's industrial businesses. The acquisition of Infinity, which, together with Group W and CBS, formed a premier group of 79 radio stations in 16 markets across the country, was a major accomplishment in growing and achieving the potential of the Company's media businesses. During the year, the integration of CBS and Group W was achieved, the CBS television network positioned itself to recapture its leadership, the cable group took steps toward implementing a cable growth strategy, opportunities for performance improvement were identified and plans were developed and applied toward achieving such improvements. Steps were taken to strengthen the industrial businesses through such actions as continuing to increase the power generation installed base, aggressive cost management, intensifying the focus of the energy systems unit on its fuel and services businesses and restructuring the industrial headquarters.

     Base Salary. In late 1995, the Compensation Committee reviewed Mr. Jordan's annual base salary of $1,000,000. After consideration, the Compensation Committee determined that this base salary was competitive and should remain unchanged for 1996.

     Annual Incentive. As an annual incentive for 1996, the Compensation Committee awarded Mr. Jordan a bonus of $1,272,813, consisting of 15,000 shares of Westinghouse restricted common stock and $1,000,000 of cash which was deferred. The Compensation Committee based this award on Mr. Jordan's effective leadership and significant strategic accomplishments during the year as discussed above and on its assessment of Mr. Jordan's individual performance and contribution and comparison with competitive information.

     Long-term Incentives. Long-term incentives for Mr. Jordan during 1996 consisted of a grant of standard options for 250,000 shares of Westinghouse common stock and a multi-year grant for 850,000 shares, with the multi-year grant having an exercise price at a premium of 123% of the then current fair market value of the common stock and vesting over three years. His grant level was established considering his level of responsibility, previously discussed competitive data and the Compensation Committee's evaluation of Mr. Jordan's 1996 performance and his role in increasing shareholder value. The level of the premium-priced, multi-year option grant also reflects Mr. Jordan's dual responsibilities for the Company's industrial and media businesses and the above-referenced disparity in competitive compensation levels for the different industries.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     It is the Compensation Committee's policy to establish measurable, quantifiable performance targets as appropriate in connection with incentive plans as part of the Company's performance and rewards compensation system for executive officers. For example, in the case of stock options, the options only have value as the Company's stock price increases. In the case of annual incentives, the Compensation Committee establishes financial and non-financial performance measures for that year's incentives that are designed to increase the shareholder value of the Company.

     Under the federal tax laws, beginning in 1994, compensation for certain individual executive officers is not deductible to the extent that the officer's compensation for that year exceeds $1,000,000, after excluding qualifying performance-based compensation that meets certain specified criteria including shareholder approval. The Compensation Committee believes, based on information currently available, that the Company's stock options to its executive officers will qualify for exclusion. The Compensation Committee has reviewed and will continue to review tax consequences as well as other relevant considerations when making compensation decisions. The Compensation Committee generally has required the deferral of compensation which would not qualify for exclusion. However, given the structure of executive compensation in the media and entertainment industry and in the compensation arrangements already established for certain media executives at the time their companies were acquired by Westinghouse, the Compensation Committee has excluded the executive officers who are part of the Company's media businesses from this requirement.

COMPENSATION COMMITTEE

     George H. Conrades, Chair
     David K. P. Li
     David T. McLaughlin
     Richard R. Pivirotto
     Robert D. Walter


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Messrs. Conrades, McLaughlin, Pivirotto and Walter served as members of the Compensation Committee, with Dr. Li joining the Committee in April 1996.

     In 1996, Mr. Jordan, chairman and chief executive officer of the Company, served as a director and member of the compensation committee of the board of directors of Rhone-Poulenc Rorer Inc., of which Mr. Cawthorn was the chairman until May 1996. Mr. Cawthorn does not serve on the Compensation Committee of the Company.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth on the following page is a line graph comparing the total returns (assuming reinvestment of dividends) of the Company's common stock, the Standard & Poor's 500 Index ("S&P 500(R)"), the Standard & Poor's Entertainment Index ("S&P(R) Entertainment"), and the Dow Jones Electrical Components & Equipment Index (the "Dow Electrical"). The graph assumes $100 invested on December 31, 1991 in Westinghouse common stock and each of the indices.

                     COMPARISON OF FIVE-YEAR TOTAL RETURN*
               WESTINGHOUSE COMMON, S&P 500(R), S&P(R) ENTERTAINMENT
                           AND DOW ELECTRICAL INDICES

---------------------------------------------------------------------------------------------------
                                      DEC-91     DEC-92     DEC-93     DEC-94     DEC-95     DEC-96
---------------------------------------------------------------------------------------------------
Westinghouse Electric Corporation      $100        $78        $84        $74       $101       $123
---------------------------------------------------------------------------------------------------
S&P 500(R)                             $100       $108       $118       $120       $165       $203
---------------------------------------------------------------------------------------------------
Dow Electrical                         $100       $100       $109       $114       $148       $181
---------------------------------------------------------------------------------------------------
S&P(R) Entertainment                   $100       $143       $165       $158       $189       $192
---------------------------------------------------------------------------------------------------

* Assumes that the value of the investment in Westinghouse common stock and in each index was $100 on December 31, 1991 and that all dividends were reinvested.

     The Company selected the S&P(R) Entertainment as the industry index for comparison for 1996 because of the Company's redeployment of assets into the media area with the acquisition of CBS and Infinity. In view of such redeployment, the Company believes that it is more appropriate to compare its total returns to the entertainment companies in the S&P(R) Entertainment than to the electrical component and equipment companies in the Dow Electrical. However, the Company anticipates that after the planned separation of its industrial and media businesses, the industrial company will use the Dow Electrical as the industry index for comparison and the media company will use the S&P(R) Entertainment as the industry index for comparison. As a result of the addition of an index, the line graph compares the total returns of the Company's common stock with both the S&P(R) Entertainment and Dow Electrical, as well as the S&P 500(R).

     The total percentage return for the Westinghouse common stock for the period from January 1, 1996 to December 31, 1996 was approximately 21.8%. This compares with the total percentage return for such period of the S&P(R) Entertainment, which was approximately 1.6%; the Dow Electrical, which was approximately 22.3%; and the S&P 500(R), which was approximately 23%. These percentages assume that all dividends were reinvested.


2. ELECTION OF INDEPENDENT ACCOUNTANTS

     (Item 2 on proxy card)

     Independent accountants are to be elected to audit and express an opinion on the Company's financial statements for 1997. The Audit Review Committee of the Board has the responsibility to recommend to the Board annually, and at other appropriate times, the selection, retention or termination of the Company's independent accountants. The Audit Review Committee has nominated KPMG Peat Marwick LLP ("KPMG"), and this firm has advised the Company that it is willing to serve. The Board has approved this nomination. If KPMG is not elected, or if elected, it should subsequently decline to serve, or if its engagement by the Company is terminated, the Board, in conjunction with the Audit Review Committee, will appoint other independent accountants.

     The Company replaced Price Waterhouse LLP ("Price Waterhouse") as its principal independent accounting firm, effective June 3, 1996. The action was recommended by the Audit Review Committee and was approved by the Board. Price Waterhouse's reports on the financial statements of the Company for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and any subsequent interim period preceding the replacement of Price Waterhouse, (i) there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make a reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years and subsequent interim period, and (ii) there were no reportable events as described in Item 304 of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934.

     The Company engaged KPMG as the Company's principal independent accounting firm to audit the Company's financial statements, effective June 3, 1996. The action was recommended by the Audit Review Committee and was approved by the Board. Neither the Company nor anyone on its behalf had consulted with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue during its two most recent fiscal years or the subsequent interim period prior to engaging KPMG.

     A representative of KPMG will be present at the 1997 Annual Meeting of Shareholders and will have an opportunity to make a statement. He or she will also respond to any appropriate questions.

     The persons named in the enclosed proxy card (Messrs. Jordan, Clark and Briskman) have advised that they intend to vote for the election of KPMG unless a contrary direction is indicated on the proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF KPMG AS INDEPENDENT ACCOUNTANTS.

     The favorable vote of a majority of the votes cast on this proposal is required for passage.

3. SHAREHOLDER PROPOSAL: REDEEM SHAREHOLDER RIGHTS ISSUED PURSUANT TO THE SHAREHOLDER RIGHTS PLAN

     (Item 3 on proxy card)

     Westinghouse has been advised that the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, the beneficial owner of 86,593 shares of common stock, located at 4115 Chesapeake Street, N.W., Washington, D.C. 20016-4665, will submit the following proposal at the meeting:

     BE IT RESOLVED: That the shareholders of Westinghouse Electric Corporation ("Company") urge the Board of Directors to redeem the shareholder rights issued pursuant to the Shareholder Rights Plan (adopted by the Board of Directors in December 1995) unless said Plan is approved by a majority of the voting shares at a meeting of shareholders held as soon as is practical.

                              SUPPORTING STATEMENT

     We strongly believe that the Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. The Company's Shareholder Rights Plan (commonly know as a "poison pill") is a powerful anti-takeover device which effectively prevents a change in control of the Company without the approval of the Board of Directors, despite a level of performance which may adversely affect shareholder value.

     Westinghouse's poison pill inhibits a potential bidder of Company stock when they acquire 15% or more of the outstanding voting stock of the Company, or they announce a tender offer that would result in the ownership of 30% or more of the Company's voting stock. Triggering the poison pill has the effect of substantially injuring the bidder by allowing Westinghouse shareholders to buy shares in the bidder's company at half-price. Such a situation, we believe, needlessly complicates tender offers and precludes shareholders of Westinghouse from exercising their ownership rights in assessing offers from potential bidders.

     The poison pill forces potential investors to negotiate acquisitions with management, instead of making their offer directly to shareholders. We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings.

     The argument that our directors need a poison pill in order to negotiate a better offer from potential bidders or prevent so-called "abusive takeover practices" is unpersuasive. In the past five years, proposals to redeem or allow shareholder votes on poison pills have received majority support at 24 U.S. publicly-traded companies including Advanced Micro Devices, Intel, Ryder, and Wellman. Moreover, since 1990, Philip Morris, Time Warner, United Technologies, and Lockheed have voluntarily redeemed their poison pills. None of these companies have experienced any adverse impact attributable to redemption of their poison pills.

     Poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value.
The performance chart on page 30 of Westinghouse's 1996 proxy statement indicates that the Company's stock has substantially underperformed the S&P 500(R) Index and its relevant peer group of companies. While it is impossible to assess the degree to which the poison pill contributed to Westinghouse's underperformance, it is indisputable that the poison pill effectively deters attempts by shareholders to remove the current board and its management team for nonperformance.

     We urge you to VOTE FOR this proposal.

THE RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors adopted the Shareholder Rights Plan (the "Rights Plan") in December 1995 after the Company's acquisition of CBS. The Rights Plan was designed to discourage attempts to acquire control of the Company that do not deal fairly with and which are not in the best interests of all Westinghouse shareholders. The Board adopted the Rights Plan shortly after the CBS acquisition to help prevent coercive takeover attempts that could deprive shareholders of the opportunity to realize the substantial benefits expected to accrue from the CBS transaction. The Board continues to believe that the Rights Plan is an appropriate means of protecting the interests of shareholders, and is particularly important at the present time in view of the Company's recent acquisition of Infinity and the Company's announcement of a plan to separate its industrial and media businesses. A takeover attempt at the present time could deprive shareholders of the opportunity of realizing the substantial expected benefits of the Company's acquisition of CBS and Infinity, the value of which will not be fully realized until management has had the opportunity to integrate CBS and Infinity with the Company's other media assets, and to complete the separation of the Company's industrial and media businesses.

     The Rights Plan increases the Board's ability to represent the interests of shareholders in the event of an unsolicited takeover attempt and helps ensure that all shareholders receive fair and equal treatment in the event of any proposal to acquire control of the Company. The Rights Plan is intended to make abusive tactics more costly for an acquirer and to create an incentive for an acquirer to negotiate with the Board. The Rights Plan gives the Board sufficient time, if presented with an offer, to evaluate the offer and any possible alternatives, and to take the steps necessary to best protect the interests of shareholders.

     The Rights Plan is not intended to prevent a takeover of the Company on terms deemed by the Board to be beneficial to all shareholders and, in fact, will not do so. In many instances, offers have been made to companies with shareholder rights plans similar to the Rights Plan, and their boards have redeemed the rights after determining that the offer price represented full and fair value for the Company's stock and the acquisition of the company was in the best interests of shareholders. In the event that the Board believes redemption would be in the shareholders' interests, it may redeem the shareholder rights issued under the Rights Plan for minimal consideration.

     However, the Board believes that the proper time to consider redemption of the shareholder rights is when a specific offer is made to acquire the Company's stock. Consideration of a redemption of the shareholder rights prior to that time would be premature, would deprive the Company's shareholders of an important shield against takeover abuses, and would remove a significant incentive for a potential acquirer to negotiate with the Board.

     The Board was aware when it adopted the Rights Plan of arguments similar to those made in this proposal. The Board carefully considered those views, but concluded that the Rights Plan represented a sound, reasonable and appropriate means of addressing the complex issues associated with the threat of coercive takeovers.

     The Board also notes that although this proposal implies that the Rights Plan may have contributed to the underperformance of the Company's stock over the past five years, the Company did not have a shareholder rights plan from December 1992 through December 1995. For the year 1996, after the adoption of the Rights Plan, the total percentage return for Westinghouse common stock was approximately 21.8%. This compares with the total percentage return for such period of the S&P(R) Entertainment, which was approximately 1.6%, the Dow Electrical, which was approximately 22.3%, and the S&P 500(R), which was approximately 23%.

     The persons named in the enclosed proxy card (Messrs. Jordan, Clark and Briskman) have advised that they intend to vote against the proposed resolution unless a contrary direction is indicated on the proxy card.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSED RESOLUTION.

     The favorable vote of a majority of the votes cast on this proposal is required for passage.

VOTING INFORMATION

     Under Pennsylvania law and the Company's Restated Articles of Incorporation and by-laws, the presence of a quorum is required to transact business at the 1997 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees, and broker-dealer non-votes will be counted for purposes of determining a quorum.

     Assuming the presence of a quorum, (i) the fourteen nominees for director receiving the highest number of votes will be elected directors and (ii) the affirmative vote of a majority of the votes cast by the shareholders is required for the election of independent accountants and for the adoption of the shareholder proposal.

     Abstentions and broker-dealer non-votes are not votes "cast" in connection with the election of independent accountants or the adoption of the shareholder proposal. Therefore, they have the practical effect of reducing the number of affirmative votes required to achieve a majority in each of these matters.

SHAREHOLDER PROPOSAL SUBMISSIONS

     To be considered for inclusion in the proxy materials relating to the 1998 Annual Meeting of Shareholders, shareholder proposals must be received at the principal executive offices of Westinghouse on or before November 17, 1997.

SOLICITATION OF PROXIES

     This solicitation of proxies is made on behalf of the Board of the Company. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers and employees of Westinghouse. The cost of solicitation, including the cost of any such personal solicitation, will be paid by the Company. Westinghouse may request persons such as brokers, nominees and fiduciaries holding stock in their names to forward proxy materials to the beneficial owners, and it will reimburse such persons for their reasonable expenses incurred in doing so. In addition, Westinghouse has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, for a fee of $12,000 plus incidental and related expenses to assist in providing proxy materials to brokers, nominees, fiduciaries and individuals (other than officers of the Company) holding sizable amounts of stock and in soliciting proxies from them.

     A shareholder giving a proxy has the power to revoke the proxy by delivering written notice of revocation to the Secretary prior to the time voting is declared closed or by attending the meeting and voting in person. All proxies will be voted if properly signed, received by the Secretary prior to the time voting is declared closed and not revoked prior to that time.

     As of the time of preparation of this proxy statement, the Board knows of no matter, other than those described in the foregoing paragraphs, that will be presented at the 1997 Annual Meeting of Shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.





March 17, 1997

                       WESTINGHOUSE ELECTRIC CORPORATION

        Proxy Solicited by the Board of Directors for Annual Meeting of
                          Shareholders, April 30, 1997
                 (See Proxy Statement for discussion of items.)

PROXY

The undersigned hereby appoints Michael H. Jordan, Gary M. Clark and Louis J. Briskman, and each of them, jointly and severally, proxies, with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote on all matters which may properly come before the 1997 Annual Meeting of Shareholders of Westinghouse Electric Corporation, or any adjournment thereof. If you are a participant in an employee savings plan through which you own Westinghouse common stock, this proxy card will also constitute your voting instructions to the trustee under that plan.

                                                                                    (change of address)

Election of Directors. Nominees:                                          ------------------------------------

Frank C. Carlucci, Robert E. Cawthorn, Gary M. Clark,                     ------------------------------------

George H. Conrades, William H. Gray III,                                  ------------------------------------

Michael H. Jordan, Mel Karmazin, David K. P. Li,                          ------------------------------------

Peter A. Lund, David T. McLaughlin,                                       ------------------------------------

Richard R. Pivirotto, Raymond W. Smith,                                   ------------------------------------

Paula Stern and Robert D. Walter.                                         ------------------------------------
                                                                           (If you have written in the above space,
                                                                           please mark the corresponding box on the
                                                                           reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card.

                                                                                                    [SEE REVERSE]
                                                                                                    [   SIDE    ]

                              DETACH PROXY CARD HERE


                          WESTINGHOUSE
                              ELECTRIC CORPORATION
                                            11 STANWIX STREET
                                            PITTSBURGH, PA 15222-1384


                                            MINNEAPOLIS
                                            HILTON AND TOWERS
                                            1001 Marquette Avenue
                                            Minneapolis, Minnesota 55403-2440
       [MAP]                                phone: (612) 376-1000
                                            fax: (612) 397-4875


                      1997 ANNUAL MEETING OF SHAREHOLDERS

[X]  Please mark your
     votes in this
     manner.

The shares represented by this proxy card will be voted as specified below, but if no specification is made they will be voted FOR items 1 and 2 and AGAINST item 3 and at the discretion of the proxies on any other matter that may properly come before the meeting.
-----------------------------------------------------------------------------------------------------------------------------------


                           THE BOARD OF DIRECTORS recommends a vote FOR items 1 and 2 and AGAINST item 3.



                   FOR       WITHHELD                     FOR    AGAINST  ABSTAIN                        FOR    AGAINST   ABSTAIN
1. Election of     [  ]        [ ]     2. The election      [ ]     [ ]     [ ]   3. Shareholder Proposal:  [ ]      [ ]     [ ]
   Directors.                             of independent                              Redeem Shareholder
   (see reverse)                          accountants                                 Rights Plan.

For, except vote withheld from the following nominee(s):


-------------------------------------------------------

                                                                If you plan to attend the Annual Meeting, please check       [ ]
                                                                this box.


                                                                If you receive more than one  Annual Report at the address    [ ]
                                                                set forth on this proxy card and have no need for the extra copy, please check the box at the right. This will not
                                                                affect the distribution of dividends or proxy statements.

                                                                                                Change of Address            [ ]
                                                                                                (on reverse).


           SIGNATURE(S) -------------------------------------------------- DATE ---------------
           NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
                 When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-----------------------------------------------------------------------------------------------------------------------------------

                                                       DETACH PROXY CARD HERE


                                ADMISSION TICKET

                                 ANNUAL MEETING
                                       OF
                                SHAREHOLDERS OF
                       WESTINGHOUSE ELECTRIC CORPORATION

                                 April 30, 1997
                                   10:30 a.m.

                         Minneapolis Hilton and Towers
                             1001 Marquette Avenue
                             Minneapolis, Minnesota

==============================================================================